CODE OF ETHICS

                         Frost Investment Advisors, LLC

                            100 WEST HOUSTON STREET
                                  15(TH) FLOOR
                                 P.O. BOX 2509
                         SAN ANTONIO, TEXAS 78299-2509



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1. GENERAL PROVISIONS

Frost Investment Advisors, LLC ("FIA") is registered as an investment advisor with the Securities and Exchange Commission pursuant to the provisions of
Section 203 of the Investment Advisers Act of 1940. FIA is dedicated to providing effective and proper professional investment management services to a wide variety of clients. Every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with FIA.

An employee of FIA has a duty to disclose material facts whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the advisor and its clients.

FIA has adopted this Code of Ethics (the "Code") in order to ensure that the policies of the advisor are clear and easily understood. These policies will apply to the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest. It will also apply to areas where potential for conflict of interest or ethical misunderstandings may result. In those situations where employees are uncertain as to the intent or purpose of this Code, they should consult with the Chief Compliance Officer ("CCO"). The CCO may grant exceptions to provisions contained in this manual only when it is clear that the interests of FIA's clients will not be adversely impacted.

Strict compliance with the provisions of this Code is expected of employees of FIA. FIA's reputation for fair and honest dealing with its clients and the investment community in general is very important and has taken considerable time to build. Employees are urged to seek the advice of the CCO for any questions as to how this Code applies to their individual circumstances. Employees should understand that a material breach of the provisions of this Code will constitute grounds for disciplinary action and/or immediate termination of employment with FIA.

2.  ACCESS PERSONS

2.1.   SUPERVISED PERSONS INCLUDE:

     o directors, officers, and partners of the advisor (or other persons occupying a similar status or performing similar functions);
     o employees of the advisor;
     o any other person who provides advice on behalf of the advisor and is subject to the advisor's supervision and control;
     o temporary workers;
     o consultants;
     o independent contractors; and
     o access persons.

2.2.   ACCESS PERSONS INCLUDE ANY SUPERVISED PERSONS WHO:

     o have access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund FIA or its affiliates manage;
     o are involved in making securities recommendations to clients, or have access to such recommendations that are nonpublic; or
     o are FIA directors, officers, and partners.

2.3.   FAMILY MEMBERS

For purposes of personal securities reporting requirements, FIA considers the access persons defined above to also include the person's immediate family (including any relative by blood or marriage living in the employee's household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).


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3. BUSINESS CONDUCT STANDARDS

3.1. COMPLIANCE WITH LAWS AND REGULATIONS

All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act as it pertains to Anti-Money Laundering. All supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

     o to defraud a client in any manner;
     o to mislead a client, including by making a statement that omits material facts;
     o to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;
     o to engage in any manipulative practice with respect to a client; or
     o to engage in any manipulative practice with respect to securities, including price manipulation.

3.2.   CONFLICTS OF INTEREST

FIA, as a fiduciary, has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by avoiding conflicts of interest, and if they occur, by fully disclosing all material facts concerning any conflict that may arise with respect to any client.

CONFLICTS AMONG CLIENT INTERESTS: Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (E.G., larger accounts over smaller accounts, accounts where compensation is greater, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). FIA specifically prohibits inappropriate favoritism of one client over another client.

COMPETING WITH CLIENT TRADES: FIA prohibits access persons from using knowledge about pending or currently considered securities transactions for clients in order to profit personally, directly or indirectly, as a result. In order to avoid any potential conflict of interest between FIA and its clients, securities transactions for the accounts of access persons in the same security as that purchased/sold for advisory accounts should be entered only after the expiration of a black out period, explained more fully below.

NO TRANSACTIONS WITH CLIENTS: FIA specifically prohibits supervised persons from knowingly selling to or purchasing from a client any security or other property, except securities that may be issued by the client.

DISCLOSURE OF PERSONAL INTEREST: FIA prohibits access persons from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the President or, with respect to the President's interests, the CCO). If this designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

REFERRALS/BROKERAGE: FIA requires supervised persons to act in the best interests of the firm's clients regarding execution and other costs paid by clients for brokerage services. Supervised persons are reminded to strictly adhere to FIA's policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage) as outlined in the firm's COMPLIANCE AND SUPERVISORY PROCEDURES MANUAL.

VENDORS AND SUPPLIERS: FIA requires supervised persons to disclose any personal investments or other interests in vendors or suppliers with whom the supervised person negotiates or makes decisions on behalf of FIA. FIA specifically prohibits supervised persons with interests as noted above from negotiating or making decisions regarding the firm's business with such companies.

3.3. PERSONAL SECURITIES TRANSACTIONS

Personal securities transactions by access persons are subject to the following trading restrictions:


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PRE-CLEARANCE: No access person may purchase or sell any reportable security without pre-clearing this action through the CCO or the CCO's designee, subject to certain exceptions described below. This restriction applies to INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS (I.E., PRIVATE PLACEMENTS). The CCO may reject any proposed trade by an access person that is inappropriate in terms of the affirmative duty of employees of the advisor to the advisor's clients. .

Requests for preclearance will be made by completing the Preclearance Form in the Exhibit section of FIA's COMPLIANCE AND SUPERVISORY PROCEDURES MANUAL, and forwarding it to the CCO. A final decision will be communicated to the employee in a timely fashion. Only upon receipt of the written approval from FIA can the access person engage in the requested transaction. The CCO will maintain copies of all requests for monitoring purposes.

Exceptions to Pre-Clearance Requirement: In the case where the amount of the desired transaction, either purchase or sale, is less than $5,000, and the asset in question is not being considered for trade in client portfolios, no pre-clearance is required. Post trade transaction confirmations will still be required for monitoring purposes. In addition, purchases or sales of open ended mutual funds NOT MANAGED OR SUB-ADVISED BY OR FOR THE ADVISOR do not require preclearance.

BLACK-OUT PERIODS: No access person may purchase or sell a security if he/she knows that FIA is considering that security or a related security for purchase or sale. This blackout will predate actions of the advisor for two business days, and subsequent to trade for one business day.

FIA will develop and maintain a list of securities appropriate for client investment within the investment guidelines of the advisor. As a result, any exchange listed security not reflected on the Approved List will be subject to a different set of limitations as far as personal trading is concerned.

SHORT TERM TRADING: No access person of FIA may purchase and subsequently sell (or sell and purchase) the same security within any 30-day period, unless such transaction is approved in advance by the CCO.

3.4. PUBLIC PRESENTATIONS AND BLOGGING POLICY

Supervised persons may periodically be called upon to make public presentations to a variety of potential audiences. If the supervised person is making this presentation in support of their work with FIA all prepared comments and handouts must be reviewed and approved by the CCO. If the presentation is being made in a capacity other than as a representative of FIA the employee must assert that any opinions they may offer are their own and do not reflect the policies or opinions of FIA. This is addressed more completely in the Compliance and Supervisory Procedures Manual.

FIA does not deny supervised persons the ability to develop or maintain a blog for personal comments and opinions, but does require that any activity of this type be reported before it's begun. It is FIA's expectation that any employee who engages in this type of activity will abide by the following guidelines:

     o Make it clear that the views expressed in the blog are yours alone and do not necessarily represent the views of your employer.
     o Respect the company's confidentiality and proprietary information.
     o Ask the CCO if you have any questions about what is appropriate to include in your blog.
     o Be respectful to the company, employees, customers, partners, and competitors.
     o Understand when the company asks that topics not be discussed for confidentiality or legal compliance reasons.
     o Ensure that your blogging activity does not interfere with your work commitments.

In the event a supervised person's blog or online activity prevents them from honoring their responsibilities under this Code, they will be subject to disciplinary action and/or immediate termination of employment with FIA.

3.5. RUMOR POLICY

All employees are expressly prohibited from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading in or the price of that company's or any


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other company's securities, (including any associated derivative instruments), and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the false spreading of any rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, blogs or chat rooms. Any employee who is found to have engaged in such conduct shall be subject to disciplinary action which may include termination.

3.6. OUTSIDE BUSINESS INTERESTS -- CHANGE IN EMPLOYMENT

A supervised person who seeks or is offered a position as an officer, trustee, director, or is considering employment in any other capacity in an outside enterprise, is expected to discuss such anticipated plans with the CCO prior to accepting such a position. Information submitted to the CCO will be considered confidential and will not be discussed with the supervised person's prospective employer without the supervised person's permission.

FIA does not wish to limit any supervised person's professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. FIA must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.

FIA relies on the Frost Employee Standards of Conduct Policy, Section IV, to define the standards we expect an FIA supervised person to follow as respects their activities outside of FIA defined duties. A copy of this policy in its entirety is included in the FIA Compliance and Supervisory Procedures Manual as Appendix E.

3.7. GIFTS AND ENTERTAINMENT

Employees of the advisor should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Additionally employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making of a client or vendor in their service of the advisor's needs.

ACCEPTING GIFTS: Accepting extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of FIA. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any calendar year), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts that might violate this Code must be promptly reported to the CCO.

SOLICITATION OF GIFTS: FIA's supervised persons are prohibited from soliciting gifts of any size under any circumstances.

GIVING GIFTS: FIA's supervised persons may not give any gift with a value in excess of $100 per calendar year to an advisory client or person who regularly does business with, regulates, advises or renders professional service to FIA.


ENTERTAINMENT: No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the advisor. Supervised persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

3.8. REPORTING OF VIOLATIONS

All supervised persons of FIA must promptly (upon discovery of violation) report violations of the code to the CCO as the situation dictates. If the CCO is unavailable, the violation must then be reported to the President of the advisor.

4. INSIDER TRADING

Inside information is presently defined as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; or has been improperly obtained. In addition, the information must be material, important enough that a reasonably prudent person might base their decision to invest or not invest on the information. If an FIA supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the


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CCO accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties, and result in disciplinary action and potentially termination of employment with FIA.

This section is also included in FIA's Compliance and Supervisory Procedures Manual.

5. REPORTING REQUIREMENTS

5.1. SCOPE

All access persons of the advisor are required to provide account statements and transaction confirmations for any personal trading accounts under their control. These statements and confirmations are required to be submitted to the advisor directly from the custodian of the respective account. This requirement applies to all accounts an access person might reasonably have control over, for all members of their household, as well as any other account from which they receive an economic benefit. If an account is a retirement account provided by an employer other than FIA the reporting requirement is amended to coincide with the annual attestation of assets.

If an access person believes that they should be exempt from the reporting requirements above they should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason(s) they should be exempt from reporting requirements under this Code.

5.2. REPORTABLE SECURITIES

Section 202(a)(18) of the Adviser's Act defines the term "Security" as follows:


"Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

For purposes of this Code, the term "Reportable Securities" means all of the securities described above except:

     o direct obligations of the United States;
     o bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
     o shares issued by money market funds;
     o shares issued by open-end funds other than reportable funds ( NOTE : The term "Reportable Funds" means any fund whose investment advisor or principal underwriter controls you, is controlled by you, or is under common control with you. ); and
     o shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

5.3. REPORTING EXCEPTIONS

Under Rule 204A-1, access persons are not required to submit:

     o any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;
     o a transaction report with respect to transactions effected pursuant to an automatic investment plan (NOTE: This exception includes dividend reinvestment plans. ); and


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     o A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that FIA holds in its records so long as FIA receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.4.   INITIAL/ANNUAL HOLDINGS REPORT

INITIAL REPORT

Any employee of FIA who during the course of their employment becomes an access person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial/Annual Securities Holdings Report Certification no later than 10 days after the employee becomes an access person. The holdings information provided in conjunction with this certification must be current as of 45 days before the employee became an access person.

ANNUAL REPORT

Every access person must submit an Initial/Annual Securities Holdings Report Certification to the CCO due by the last business day of January of each year. The annual holdings requirement will be satisfied through receipt by the CCO of year-end statements received directly from the custodian. The CCO will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the access person.

ANNUAL ATTESTATION

Annually, each supervised person will be asked to complete an attestation affirming the securities accounts that are being reported, as well as any new accounts which may have been omitted through oversight over the preceding year. Additionally this attestation will affirm that the supervised person has been provided with a copy of this code, and that the supervised person has read, and understands, the different policies described here.

5.5. QUARTERLY TRANSACTION REPORTS

All access persons must arrange for duplicate statements to be sent directly to the CCO from the custodian of each monitored account they may control. Following receipt of the quarterly statements transaction information, the CCO, or a designated surrogate, will review each account for any evidence of improper trading activities or conflicts of interest by the access person. After careful review of each report, the CCO will document this review.

5.6. ANNUAL WRITTEN REPORTS TO THE BOARD

At least annually, the CCO will provide a written report to the Board of Directors of each fund for which FIA acts as an investment advisor as follows:

     o ISSUES ARISING UNDER THE CODE. The report must describe any issue(s) that arose during the previous year under this Code of Ethics, including any material or procedural violations, and any resulting sanction(s). The CCO may report to the board more frequently if he or she deems it necessary or appropriate, and shall do so as requested by the President.
     o CERTIFICATION. Each report must be accompanied by a certification to the Board of Directors that FIA has adopted procedures reasonably robust enough to prevent their access persons from violating this Code.

6. RECORDKEEPING REQUIREMENTS

FIA will maintain the following records for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place:

     o A copy of each Code that has been in effect at any time during the past five years;
     o A record of any violation of the Code and any action taken as a result of this violation for five years from the end of the fiscal year in which the violation occurred;
     o A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;
     o Holdings and transactions reports made as required under the Code, including any brokerage confirmation and account statements made in lieu of these reports;


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     o A list of the names of persons who are currently, or within the past five years were, access persons;
     o A record of any decision and supporting reasons for approving the acquisition of securities by access persons in initial public offerings, or otherwise limited offerings, for at least five years after the end of the fiscal year in which approval was granted.
     o Any waiver from or exception to the Code for any employee of FIA subject to the Code, and;
     o A copy of each annual written report to the Board.

7. FORM ADV DISCLOSURE

A description of the code will be provided in FIA's ADV Part II, Schedule F. With the description, a statement will be made that FIA will provide a copy of the code to any client or prospective client upon request.

8. ACKNOWLEDGMENT OF RECEIPT

FIA supervised persons must acknowledge, initially, annually and as the code is amended, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other and other potential conflicts of interest and agree to comply with the provisions therein.

This Code is approved and promulgated effective March 1, 2009.

For Frost Investment Advisors, LLC:

By: /s/ Tom. L. Stringfellow
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Tom. L. Stringfellow
President









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